Exhibit 10.120

VENTURE GLOBAL, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective [•]

Section 1. Establishment of the Policy. Each member of the Board of Directors (the “Board”) of Venture Global, Inc. (the “Company”) who is not an employee or executive officer of the Company or its subsidiaries (each such member, a “Non-Employee Director”) will be eligible to receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service. This Policy may be amended or terminated at any time in the sole discretion of the Compensation Committee of the Board (the “Committee”). The terms of this Policy shall supersede all prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any Non-Employee Director and between any subsidiary of the Company and any of its non-employee directors. While this Policy remains in effect, the cash compensation and equity grants described in this Policy shall be paid or be made, as applicable, automatically in accordance with the terms of the Policy, without the need for any further action by the Board or the Committee. Capitalized terms not defined herein shall have the meanings ascribed to them in the Company’s 2025 Omnibus Incentive Plan, as may be amended and restated from time to time, or the applicable successor plan thereto (the “Omnibus Incentive Plan”).

Section 2. Annual Cash Compensation.

(a) Cash Retainers. Each Non-Employee Director will be paid an annual cash retainer of $240,000 for the period beginning on January 1st of a given year and ending on December 31st of such year (each such period, a “Compensation Year,” and such annual cash retainer, the “Cash Retainer”).

(b) Committee Chair and Member Retainers. Each Non-Employee Director is entitled to receive additional annual cash compensation as set forth in this Section 2(b) for service during a Compensation Year as the chairperson of a committee of the Board or as a non-chair committee member (collectively, the “Committee Retainers”), as set forth in the following table:

Position	Annual Chair Compensation	Annual Member Compensation
Audit Committee	$50,000	$25,000
Compensation Committee	$40,000	$25,000
Nominating & Governance Committee	$40,000	$25,000

(c) Payment Schedule. The Cash Retainer and Committee Retainer(s) for each Non-Employee Director will be paid by the Company in equal quarterly installments in arrears during the calendar month immediately following the Compensation Year quarter to which such amount relates.

(d) Proration of Retainers. With respect to any Compensation Year quarter in which a Non-Employee Director’s service as a member of the Board is terminated, such Non-Employee Director will be entitled to receive a prorated portion of the Cash Retainer and any Committee Retainer(s) for such partial quarter of service, payable as soon as reasonably practicable following the date of the Non-Employee Director’s separation from service. In the event a new Non-Employee Director is elected or appointed to the Board following the beginning of a Compensation Year quarter, such Non-Employee Director will be entitled to receive a Cash Retainer and any applicable Committee Retainer(s) for such Compensation Year quarter, which will be prorated based on the date of appointment or election and payable in accordance with the schedule set forth in Section 2(c).

Section 3. Equity Compensation.

(a) Generally. Equity awards will be granted under the Omnibus Incentive Plan.

(b) Initial Equity Award. Each individual who becomes a Non-Employee Director after the Effective Date will, as promptly as practicable following the commencement of such Non-Employee Director’s service as such, be granted an initial award of Options (or, in the full and sole discretion of the Committee, RSUs) having an aggregate grant date fair value determined by the Committee in its full and sole discretion (the “Initial Equity Grant”). Each Initial Equity Grant will vest in equal annual installments on each of the first four anniversaries of the grant date of the Initial Equity Grant, subject to the Non-Employee Director’s continuous service as a member of the Board through the applicable vesting date. Shares in respect of any vested RSUs will be delivered to the Non-Employee Director within 60 days following the applicable vesting date.

(c) Annual Equity Awards. On the trading day following each annual meeting of the Company’s stockholders after the Effective Date, each individual who is then a Non-Employee Director shall be granted an award of Options (or, in the full and sole discretion of the Committee, RSUs) having an aggregate grant date fair value of $200,000 (the “Annual Equity Award”). Each Annual Equity Award will vest in equal annual installments on each of the first four anniversaries of the grant date of the Annual Equity Award, subject to the Non-Employee Director’s continuous service as a member of the Board through the applicable vesting date. Shares in respect of any vested RSUs will be delivered to the Non-Employee Director within 60 days following the applicable vesting date.

Section 4. Expenses; Other Benefits. The Company will reimburse each Non-Employee Director for all reasonable out-of-pocket expenses incurred by such Non-Employee Director for attending meetings of the Board of any committee thereof; provided that such Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s expense policy, as in effect from time to time. The Company may also provide Non-Employee Directors with other reasonable perquisites and benefits as determined by the Committee from time to time.

Section 6. Section 409A of the Code. This Policy and any compensation granted hereunder is intended to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the provisions of the Policy shall be interpreted in a manner that satisfies the requirements of Section 409A, and the Policy shall be operated accordingly. If any provision of the Policy would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. If any compensation granted hereunder includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Non-Employee Director’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if any compensation granted hereunder includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Non-Employee Director’s right to such dividend equivalents shall be treated separately from the right to other amounts under the compensation granted hereunder. Notwithstanding any other provision in this Policy, to the extent compliance with the requirements of Treas.

Reg. § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under Section 409A, any amounts hereunder that constitutes “deferred compensation” subject to Section 409A that are otherwise issuable upon the Non-Employee Director’s “separation from service” (as defined in Section 409A) shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Non-Employee Director incurring interest or additional tax under Section 409A. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Policy is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Non-Employee Director on account of non-compliance with Section 409A.